Venza September 4, 2013 News Release

Venza Announces Signing Letter Of Intent to Acquire Core-Comm Holdings Inc.

Vancouver, British Columbia, September 4, 2013, Venza Gold Corp. (“Venza”) (OTCBB: VZAGF) is pleased to announce that it has signed a letter of intent to acquire Core-Comm Holdings Inc. (“Core-Comm”).  Core-Comm, a British Columbia private company, is in the process of developing edForm and edForma portals to serve the complex research requirements of English and Spanish education users.

Under the proposed terms of the transaction, Venza will acquire Core-Comm through the issuance of one common share of Venza for each common share of Core-Comm.  In addition, the current director of Venza will resign and be replaced with nominees of Core-Comm.  Following closing of the transaction, Venza will change its name to “Core-Comm Holdings Inc.” or such other name as agreed to by the parties.

Both Venza and Core-Comm have agreed not to solicit other proposals relating to any acquisition of their common shares or similar transactions from other persons or entities.  The non-binding letter of intent is subject to the entry into a definitive agreement by September 30, 2013.  There is no assurance that a definitive agreement will be concluded or that the terms will not change from those described above.

For additional information please contact:

Venza Gold Corp.

789 Pender Street West, Suite #810

Vancouver, BC V6C 1H2

Gerry Diakow, President

Phone: 604.787.2811

Issued and Outstanding Shares of Venza:  6,916,661 common shares

Forward-Looking Statements

Information set forth in this news release contains forward-looking statements that are based on assumptions as of the date of this news release. These statements reflect management’s current estimates, beliefs, intentions and expectations.  They are not guarantees of future performance. Venza cautions that all forward looking statements are inherently uncertain and that actual performance may be affected by a number of material factors, many of which are beyond Venza’s control. Such factors include, among other things: risks and uncertainties relating to the results of Venza’s ability to enter into a definitive agreement with Core-Comm, Venza’s limited operating history; the need to comply with environmental and governmental. Accordingly, actual and future events, conditions and results may differ materially from the estimates, beliefs, intentions and expectations expressed or implied in the forward looking information. Except as required under applicable securities legislation, Venza undertakes no obligation to publicly update or revise forward-looking information.